Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3 No. 333-          ) and related Prospectus for the registration of 2,843,750 shares of common stock and to the incorporation by reference therein of our report dated March 7, 2005, with respect to the consolidated financial statements of Cambridge Display Technology, Inc. included in its annual report (Form 10-K) filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, NY

January 18, 2006